EXHIBIT 10.1

RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”) is made as of April 13, 2014 by and between George L. Chapman (“Executive”) and Health Care REIT, Inc., a Delaware corporation (the “Company”).

                WHEREAS, Executive and the Company entered into the Sixth Amended and Restated Employment Agreement, dated as of July 16, 2013 (the “Employment Agreement”) and Executive currently serves as the Company’s Chairman, Chief Executive Officer and President;

                WHEREAS, Executive and the Company have agreed that the Executive will retire from employment with the Company on June 30, 2014 (the “Retirement Date”);

 WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed retirement and succession planning to provide for an orderly transition of Executive’s duties, loyalty and responsibilities; and

WHEREAS, the Company has determined that it is in its best interests for the Executive to provide his continued services and expertise to the Company in a consulting capacity following his retirement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree with each other as follows:

1.       TRANSITION DATE.

a.             Effective as of April 13, 2014 (the “Transition Date”), Executive hereby resigns his positions as Chief Executive Officer and President and relinquishes all of Executive’s authority and responsibilities with respect to those positions.  Effective as of the Transition Date, Executive also hereby resigns his positions on the Company’s Board of Directors (the “Board”), including his role as Chairman of the Board, and from all other positions Executive holds (i) with the Company other than as a non-executive employee of the Company, (ii) with any of the Company’s direct and indirect subsidiaries and/or affiliates, or (iii) with any other organization as to any position held at the request of or for the benefit of the Company.  Executive agrees to take any additional necessary steps and sign any additional documentation that may be reasonably requested by the Company in order to give full effect or confirmation of such resignations.

b.             To the extent expressly provided herein, the terms of the Employment Agreement will remain in effect, but shall be interpreted in order not to conflict with any provision of this Agreement.  For avoidance of doubt, for the period between the Transition Date and the Retirement Date, Executive shall continue to receive his current base salary and shall continue to participate in the various compensation, incentive and benefits plans sponsored by the Company (“Company Plan”) in which he is participating on the Transition Date.

c.              Executive acknowledges and agrees that no action taken by the Company pursuant to, or otherwise consistent with, this Agreement (including, without limitation, the changes in Executive’s role with the Company on the Transition Date) will constitute “Good Reason” as defined in the Employment Agreement.

d.             As of the Transition Date, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or represent the Company.

2.       COMPLETION OF EXECUTIVE’S EMPLOYMENT.

a.             Executive will remain employed through the earlier of (i) the Retirement Date and (ii) such earlier date if and when Executive voluntarily resigns employment or is terminated for “Cause” as defined in the Employment Agreement.  Effective as of the Retirement Date, Executive’s employment with the Company shall end.  If Executive’s employment is terminated for “Cause” or if Executive voluntarily resigns employment prior to the Retirement Date, Executive will become ineligible to receive any future payments and benefits set forth herein, other than those set forth in this Section 2, and his obligations will be established by this Agreement, his Employment Agreement and the Company’s policies, procedures and codes of conduct applicable to Executive.

b.             As of Executive’s last day of employment, Executive will be paid (i) any earned but unpaid base salary and any accrued, unused vacation through his last day of employment, less applicable deductions and withholdings, and (ii) other unpaid vested amounts or accrued benefits under the Company Plans in which Executive participates in accordance with their terms.  The Company shall also reimburse Executive for any unpaid business expenses incurred prior to his last day of employment in accordance with Company policies.

c.              On Executive’s last day of employment, Executive’s participation in any Company Plan (including without limitation any matching contributions under the Company’s 401(k) plan, life insurance and disability programs and other medical programs or other personal benefits and perquisites) shall cease, except as otherwise expressly provided in this Agreement or the applicable Company Plan.  Executive shall not be eligible for severance benefits under any Company Plan.

d.             Nothing herein shall amend the Health Care REIT, Inc. Supplemental Executive Retirement Plan, and any amounts thereunder shall be paid to Executive at the time and on the terms set forth in such plan.

e.              As consideration for execution of this Agreement, Executive will receive the following:

i.                     Company will provide the Executive with suitable furnished office space in Toledo, Ohio and secretarial support following the Transition Date and until the later of the end of Executive’s employment or the expiration of the Consulting Period.  The location of the office space will be determined by the Company and will not be located on the Company’s campus or in any of the Company’s facilities or properties.

ii.                    Charitable Giving.

(A)    From the Transition Date and until the later of the end of Executive’s employment or the expiration of the Consulting Period, Executive will have the authority to direct up to $150,000 of the Company’s annual charitable gifts to qualified charities in the greater Toledo area on behalf of the Chapman Fund, in accordance with the policies established thereunder.

(B)    The Company also agrees to consider making a charitable contribution to TOMA in 2014 of $25,000 and to become a major contributor to the Toledo Museum of Art’s Capital Campaign.  Executive may also submit a written memo semi-annually during the Consulting Period to the Company’s Senior Vice President – Administration and Corporate Secretary outlining Executive’s suggestions for the Company to consider for future charitable gifts.  The Company agrees to consider reasonable requests from tax-exempt  public charities to utilize the Company’s Toledo campus for charitable events in accordance with the Company’s policies established from time to time.  In the event that Executive breaches any of his obligations under Section 8 of this Agreement or Sections 9 or 10 of the Employment Agreement, any amounts contributed under this paragraph (B) shall be counted towards the amount that Executive may direct under paragraph (A) above.

3.       PAYMENTS UPON RETIREMENT.    The following payments and benefits (to which Executive would not otherwise be entitled) are being offered in consideration for Executive’s execution and delivery of the Release of Claims Agreement attached hereto as Attachment A (the “Separation Release”), and it becoming effective and irrevocable in accordance with its terms and Section 4 of this Agreement, and are subject to Executive’s compliance with the covenants and other obligations set forth in Section 8 of this Agreement and Sections 9 and 10 of the Employment Agreement, all of which must be satisfied in full in order for the payments and other benefits set forth below in this Section 3 to be earned.

a.             A lump-sum retirement payment equal to the present value of a series of monthly payments for twenty-four (24) months following the Retirement Date, each in an amount equal to one-twelfth (1/12th) of the sum of (A) Executive’s base salary as in effect on the Retirement Date, and (B) the average of annual bonuses paid to the Executive for the last three (3) fiscal years of the Company preceding the Retirement Date.  Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) on the Retirement Date.  Such amount will be paid in a lump sum on the sixtieth (60th) day following the Retirement Date, subject to any delay as required by Section 12 of this Agreement.  If Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor) prior to June 30, 2015, Executive shall be obligated to repay to the Company an amount equal to all amounts the Executive receives as compensation for services performed prior to June 30, 2015, excluding any amounts Executive receives pursuant to this Agreement or as a non-employee director or member of one or more companies’ governing board that is not a Competitive Business (with such director income not to exceed $500,000); provided however, that the aggregate repayment obligation shall not exceed the amount of the lump sum payment under this Section 3(a).  Executive shall be under no duty to mitigate the amounts owed to Executive under this section by seeking such a replacement position.

b.             Any pro-rated portion of the annual cash bonus that Executive would have earned for the year 2014 (if Executive had remained employed for the entire year), based on the number of days in the year that have elapsed as of the Retirement Date.  Such amount, if payable, shall be paid after the Compensation Committee has approved bonuses payable for 2014.

c.              Continued coverage at the Company’s expense under any life, health and disability programs maintained by the Company in which Executive participated on the Retirement Date as identified on Attachment B for the period during which Executive would be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive had elected such coverage and paid the applicable premiums, or until, if earlier, the date Executive obtains comparable coverage under benefit plans maintained by a new employer.

d.             All stock options, restricted stock or other awards with time-based vesting granted to Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become fully vested and earned and payable, and in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Company shall become vested to the extent provided in the applicable award agreement or as otherwise provided in this Section 3(d).  Attached hereto as Attachment C is a list of all of Executive’s outstanding stock options, restricted stock or other award with time-based or performance based-vesting under any deferred compensation, incentive or other benefit plan maintained by the Company (the “Existing Equity Awards”).  Executive represents that Attachment C is a correct and complete list of his Existing Equity Awards on the date of this Agreement.  The following changes shall be made to the terms of the Existing  Equity Awards:

i.                     The exercise period of each stock option shall be extended to the earlier of (i) five years from the Retirement Date or (ii) the expiration date of each such stock option as specified on Attachment C, subject to compliance with the obligations and covenants set forth in Section 8 of this Agreement or Section 9 and 10 of the Employment Agreement.

ii.                   Executive’s retirement from the Company on the Retirement Date shall be deemed a “Retirement” for purposes of Executive’s award under the Company’s 2013-2015 Long-Term Incentive Program (the “LTI Program”).  As partial consideration for the Executive’s obligations hereunder, the Company waives the 90-day advance notice requirement under the LTI Program and permits Executive to elect to have the required minimum tax withholding obligation to be satisfied by withholding a number of shares to be issued to Executive with an aggregate fair market value sufficient to satisfy the withholding amount due.

4.       CONDITIONS OF PAYMENTS.

a.             If Executive fails to sign the Separation Release attached hereto as Attachment A or it does not become effective and irrevocable by its terms no later than July 28, 2014, the Company will have no obligation to make the payments or provide the benefits set forth in Section 3, Section 5 or Section 7 of this Agreement and Executive will not be entitled to receive any payments or benefits under this Agreement other than the benefits set forth in Section 2(e) of this Agreement.

b.             Clawback.  In the event Executive breaches any of his obligations or covenants under Section 8 of this Agreement or Section 9 and 10 of the Employment Agreement, (i) the Company’s obligations to provide the payments and benefits under Section 5 and Section 7 of this Agreement will immediately cease, (ii) the Company will be entitled to recover the full amount paid under Section 5 and Section 7 of this Agreement and to obtain all other remedies provided by law or in equity, and (iii) Executive shall promptly reimburse the Company the full, pre-tax amount of any payments made under Section 5 or Section 7 of this Agreement.

5.       CONSULTING PERIOD AND COMPENSATION.

a.             Subject to Section 4 of this Agreement, from the Retirement Date through the earliest of (i) June 30, 2017, (ii) the Company’s termination of the Consulting Period as provided in Section 5(c), (iii) the Executive’s termination of the Consulting Period as provided in Section 5(d), or (iv) Executive’s death (the “Consulting Period”), Executive shall provide consulting and advisory services to the Company described in Section 6.

b.             The following payments (to which Executive would not otherwise be entitled) to be paid during and after the Consulting Period are being offered as additional consideration for Executive’s execution and delivery of the Separation Release, and it becoming effective and irrevocable in accordance with its terms and Section 4 of this Agreement, and are subject to Executive’s compliance with the covenants and other obligations set forth in Section 8 of this Agreement and Sections 9 and 10 of the Employment Agreement, all of which must be satisfied in full in order for the payments set forth below in this Section 5 to be earned.

i.                     For the period commencing July 1, 2014 and ending June 30, 2015, the Company shall pay Executive an amount of $1,250,000, payable in equal monthly installments in accordance with the Company’s normal payroll practices commencing on the first payment date that is six months after the Retirement Date.  Notwithstanding the foregoing, for the first payment that is made under this Section 5(b)(i), the Company shall pay Executive for all installments that were accrued but not paid during the first six months of the Consulting Period.

ii.                     During the period commencing July 1, 2015 and ending June 30, 2016, Company shall pay Executive an amount of $750,000, payable in equal monthly installments in accordance with the Company’s normal payroll practices.

iii.                   During the period commencing July 1, 2016 and ending June 30, 2017, Company shall pay Executive an amount of $500,000, payable in equal monthly installments in accordance with the Company’s normal payroll practices.

iv.                 Following the period during which Executive would be entitled to continuation coverage under Section 4980B of the Code, Executive will be solely responsible for obtaining medical and prescription coverage for Executive and Executive’s qualified beneficiaries.  The Company will reimburse Executive for the amount of premiums Executive pays to obtain coverage under one or more group health plans for Executive for the remainder of Executive’s life.  The Company will reimburse Executive, Executive’s spouse or Executive’s estate for the amount of premiums Executive, Executive’s spouse or Executive’s estate pays to obtain coverage under one or more group health plans for Executive’s spouse until the date any of the following occur: (1) death of Executive’s spouse or (2) the date the Executive’s spouse becomes eligible for Medicare.  The Company will reimburse Executive, Executive’s spouse or Executive’s estate for the amount of premiums Executive, Executive’s spouse or the Executive’s estate pays to obtain coverage under one or more group health plans for Executive’s child until the date any of the following occur: (1) death of Executive’s child or (2) the date the Executive’s child reaches age 26.  Reimbursements shall be made no later than 30 days following the date on which submission of proof of payment is received by the Company, but in no event later than the last day of the calendar year following the year in which the expense was incurred.  Such reimbursements shall also comply with Section 409A of the Code as required in order to allow Executive to avoid the imposition of additional income taxes under Section 409A to be imposed on any such reimbursements.  Notwithstanding the foregoing, the maximum amount of all premium reimbursements that the Company will provide under this Section 5(b)(iv) is $400,000.

c.              In the event of Executive’s material breach of this Agreement, the Company may terminate the Consulting Period, and upon termination, the Company shall have no further obligations hereunder.  In the event Executive dies during the Consulting Period, the Company shall continue to pay any amounts due under Section 5(b) to Executive’s estate.

d.             The Executive may terminate the Consulting Period on or after June 30, 2015.  Upon such termination, the Company’s obligations under Section 5(b)(ii) and 5(b)(iii) of the Agreement shall immediately cease.

6.       CONSULTING SERVICES.

a.             During the Consulting Period, Executive shall render consulting and advisory services as requested by the Company’s Board of Directors or the Chief Executive Officer on an as-needed basis at mutually convenient times.  Executive’s time rendering those services shall not exceed twenty (20) hours per month.  Except as otherwise provided in Section 8 of this Agreement, Executive's obligations hereunder will not preclude Executive from performing services for an unaffiliated third party as described in Section 3(a), above, so long as the performance of such services does not interfere with Executive’s performance of services hereunder.  Neither party expects that Executive will provide services to the Company in the future at a level that exceeds the level set forth in this Section 6 and it is the parties' intent that Executive will have experienced a "separation from service" as defined in Section 409A of the Code no later than the Retirement Date.

b.             During the Consulting Period, it is understood and agreed that that the Company has no right to direct or control the manner in which Executive performs Executive’s consulting services hereunder and that Executive shall be serving as an independent contractor for all purposes.  It is further understood and agreed that nothing herein shall be deemed to create a partnership, joint venture, employment or agency relationship between Executive and the Company or any of its subsidiaries or affiliates at any time following the Retirement Date.

c.              During the Consulting Period, Executive shall not be an employee of the Company and shall not be entitled to receive any fringes, perquisites or retirement or welfare benefits from the Company except as expressly provided otherwise in this Agreement.

d.             During the Consulting Period, the Company will provide Executive with access to any market reports on the Company to the extent the Company is not restricted from providing any such report to Executive.

e.              Executive acknowledges that no income or other taxes shall be withheld from the payments set forth in Section 5(b) except to the extent required by applicable law.

f.              While performing consulting services under this Agreement, Executive will have no authority or power to bind the Company or to represent the Company in relation to third parties or to represent to third parties that Executive has authority or power to bind the Company or to represent the Company.

7.       PAYMENTS UPON TERMINATION OF CONSULTING PERIOD

a.             Provided Executive does not terminate the Consulting Period prior to the date that the Compensation Committee of the Board certifies the performance goals under the Company’s 2013-2015 Long-Term Incentive Program, the following payment (to which Executive would not otherwise be entitled) is being offered in consideration for Executive’s execution and delivery of a Release of Claims attached hereto as Attachment D (the “Consulting Termination Release”), and it becoming effective by the twenty-eighth (28th) day following the end of the Consulting Period (or such later period as may be required by law in order to make the Consulting Termination Release fully effective), and is subject to Executive’s compliance with the covenants and other obligations set forth in Section 4 and Section 8 of this Agreement and Sections 9 and 10 of the Employment Agreement, all of which must be satisfied in full in order for the payments and other benefits set forth below in this Section 7(a) to be earned.

i.                     A lump sum payment in shares of the Company’s common stock equal to the difference between (A) the amount that the Executive would have been eligible to receive under the LTI Program based on actual performance had Executive continued employment with the Company through December 31, 2017 and (B) the amount paid to Executive pursuant to Section 3(d)(ii) of this Agreement.  Such amount shall be payable on the thirtieth (30th) day following the end of the Consulting Period, but in all events no later than March 15, 2017.

b.             If the Consulting Termination Release is not executed and effective by the twenty-eighth (28th) day following the end of the Consulting Period (or such later period as may be required by law in order to make the Consulting Termination Release fully effective) or if Executive fails to fulfill Executive’s representations, agreements, and commitments as set forth or referenced in this Agreement, the Company will have no obligation to make, and Executive will not be entitled to receive, the additional payment set forth in this Section 7.

8.       COVENANTS BY EXECUTIVE.

a.             Non-Competition.  As Chairman, Chief Executive Officer and President, as well as through other positions Executive may have held  with the Company and its affiliates, Executive has obtained extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be impossible for Executive to work as an employee, consultant or advisor in any business which competes with the Company in the business of (i) ownership and operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Heath Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities (individually, and in the aggregate, the “Company Business”), without inevitably disclosing confidential and proprietary information belonging to the Company. Accordingly, from the Retirement Date until the later of (x) one year following the Retirement Date and (y) the expiration or termination of the Consulting Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that is engaged in the Company Business, anywhere in the world (a "Competitive Business"), provided that nothing in this provision shall restrict Executive from Executive’s passive ownership of up to 2% of a publicly traded stock in one or more companies engaged in a Competitive Business.  For purposes of this Agreement, “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.

b.             Non-Solicitation. From the Retirement Date until the later of (i) one year following the Retirement Date and (ii) the expiration of the Consulting Period, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time by the Company or any subsidiary or affiliate.

c.              Protection of Confidential Information. Executive hereby agrees that, during his employment with the Company and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  Executive further agrees that, upon the Retirement Date, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 8(c) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Executive to disclose or make accessible any information or is voluntarily disclosed by Executive to law enforcement or other governmental authorities.  As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement or promise to the Company.

d.             Non-Disparagement. From the date of this Agreement until five years following the Retirement Date (“Non-Disparagement Period”), Executive will not make or direct anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The Company agrees not to cause, and shall direct its officers or senior executives to make on its behalf any disparaging or untruthful remarks or statements about Executive’s employment with the Company following the Retirement Date during the Non-Disparagement Period.  The restrictions described in this section shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.

e.              Return of Company Property.  As soon as reasonably practicable following the Transition Date, and as a condition to Executive’s receipt of consideration payable under Section 3 and Section 5 of this Agreement, Executive shall have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in his possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, including, but not limited to, keys, computers, corporate credit cards, phones, mobile devices, laptops and parking permits.  Executive agrees that he will not keep any copies or excerpts of any of the above items. Notwithstanding the foregoing, Executive may retain his list of personal contacts.

f.              Cooperation.  Executive will fully cooperate with the Company in all matters relating to his employment, including the winding up of work performed in Executive’s prior positions and the orderly transition of such work to other Company employees.  Executive shall assist the Company, in connection with any litigation, investigation or other matter involving Executive’s tenure as an employee, officer or director of the Company, including, but not limited to, attending meetings with Company representatives and counsel and giving truthful testimony in any legal proceeding involving the Company.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (including attorney’s fees that may be incurred in accordance with the applicable provisions of the Company’s Bylaws and Certificate of Incorporation), and will provide such reimbursement no later than ninety (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses.

g.                Restrictions on Sale of Company Shares.  Executive agrees that from the Transition Date until June 30, 2016, Executive will be subject to the same provisions of the Company’s Insider Trading Policy as any person who is then a non-executive employee.  Furthermore, from the Transition Date until June 30, 2016, Executive will not sell any shares of the Company’s common stock except during “open trading window” periods in compliance with such policy and the provisions of this Section 8(g).  For the period commencing on the Transition Date and ending on June 30, 2015, Executive may not sell more that number of shares of the Company’s common stock equal to one-third of the shares of the Company’s common stock beneficially owned by Executive on the Transition Date.  For the period commencing July 1, 2015 and ending on June 30, 2016, Executive may not sell more that number of shares of the Company’s common stock equal to one-third of the shares of the Company’s common stock beneficially owned by Executive on the Transition Date.   For the avoidance of doubt, the restrictions in this Section 8(g) shall not apply to shares withheld by the Company to cover applicable taxes due upon the vesting of Executive’s equity awards (or the exercise of stock options held by Executive).

h.             For the avoidance of doubt, any breach of Section 8(a) through 8(g) of this Agreement shall constitute a material breach of this Agreement.  Notwithstanding Section 11 of this Agreement, the parties agree that damages would be an inadequate remedy for the  Company in the event of a breach or threatened breach by Executive of Section 8(a), 8(b), 8(c) and 8(e), or for the Company or Executive in the event of a breach or threatened breach of Section 8(d).  In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.  Executive acknowledges that the Company may present this Agreement to any third party with which the Executive has accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 8, if the Company has reason to believe Executive has or may have breached this Agreement.

9.       RELEASE OF CLAIMS.

a.             In exchange for the commitments of the Company as set forth in this Agreement, which Executive acknowledges and agrees provide consideration to which Executive would not otherwise be entitled, Executive agrees to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns (collectively, the “Company”), from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, Executive ever had, now has, or may ever have against the Company up to and including the day on which Executive signs this Agreement.  Without limiting the generality of the foregoing, the claims Executive is waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of Executive’s employment with or by the Company or the termination or resignation of Executive’s employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after Executive signs this Agreement; Executive’s rights to indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; Executive’s right to exercise any and all Company stock options held by Executive that are exercisable as of the Retirement Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or Executive’s right to enforce the terms of this Agreement.  Additionally, nothing in this Agreement waives or limits Executive’s right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though Executive acknowledges Executive is not entitled to recover money or other relief with respect to the claims waived in this Agreement). The release of claims set forth in this Section 9(a) does not affect or waive any claim under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.  Executive understands and agrees that the releases provided under this Section 9(a) will become effective immediately upon execution of this Agreement by Executive and the Company.

b.             Executive represents and warrants that he has not filed any claim, charge or complaint against the Company or any of the released parties based upon any of the matters released in (a) above.

c.              Executive acknowledges that:  (i) the commitments of the Company under this Agreement, including the benefits provided in Section 2(e) of this Agreement, constitute adequate consideration for the release of claims set forth in this Section 9(a), (ii) the payments provided in Section 3 and Section 5 constitute adequate consideration for the release of claims set forth in the Separation Release, and (iii) the payments set forth in Section 7 constitute adequate consideration for the release of claims set forth in the Consulting Termination Release.

d.             Executive intends that this release of claims cover all claims described in Section 9(a) above whether or not known to Executive.  Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release.  Executive also expressly waives and relinquishes, to the fullest extent permitted by law, any and all rights he may have under California Civil Code Section 1542, or the comparable provisions of the laws of any other jurisdiction, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

e.              Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by the release set forth in Section 9(a).

10.    REVIEW OF AGREEMENT.  Executive acknowledges and agrees:  (i) that he has been advised to consult an attorney regarding this Agreement and the releases set forth herein or attached hereto as Attachment A or Attachment D before executing this Agreement, the Separation Release or the Consulting Termination Release; (ii) that Executive is waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to Executive; and (iii) that rights or claims that may arise after the date this Agreement is executed are not waived by this Agreement.

11.    ARBITRATION.  Subject to Section 8(g) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement and Executive’s employment hereunder, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement and any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect.  The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  The existence and subject matter of all arbitration proceedings, including, any settlements or awards there under, shall remain confidential.  In entering into this Agreement, both parties are waiving the right to a trial by judge or jury.

12.    SECTION 409A.

a.             This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Code Section 409A.  Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this

Agreement, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

b.             Any payment scheduled to be made under this Agreement that may be considered “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following the Retirement Date will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six month period.  Furthermore, if any other payments of money or other benefits due to Executive under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

c.                Notwithstanding any contrary provision herein, Executive’s right to any payment (including each installment payment) under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.

d.             The Company shall consult with Executive in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

13.    NO ADMISSION OF LIABILITY.  Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by the Company or Executive.

14.    INTEGRATED AGREEMENT.  This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including but not limited to the Employment Agreement, except as expressly set forth herein. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by the Company’s policies while serving as an employee of the Company (or thereafter to the extent provided by such policies), including but not limited to the Company’s Code of Business Conduct and Ethics and its Employee Handbook, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with the Company or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.

15.    FULL SATISFACTION OF COMPENSATION OBLIGATIONS.  Executive agrees that the payments and benefits provided herein satisfy in full all obligations of the Company to Executive arising out of or in connection with Executive’s employment through the Retirement Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, severance and benefits.

16.    TAXES AND OTHER WITHHOLDINGS.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.  Executive acknowledges that (i) the Company has made no representation to Executive as to the tax treatment of any compensation or benefits to be paid to Executive under this Agreement and (ii) the Company has no obligation to “gross-up” any amount payable to Executive under this Agreement for taxes payable by Executive thereon.

17.    LEGAL FEES.  The Company shall reimburse Executive up to $30,000, in the aggregate, for (i) Executive’ reasonable attorney’s fees incurred in connection with negotiating and documenting this Agreement and (ii) Executive’s other professional fees associated with planning relating to this Agreement.  The Company will provide such reimbursements no later than ninety (90) days following the Company’s receipt of supporting documentation of incurrence of these expenses, but in any event no later than the end of the calendar year following the calendar year in which those expenses were incurred and otherwise in compliance with Section 409A of the Code.

18.    SURVIVAL.  The covenants, agreements, representations and warranties contained in or made in Section 4, 8, 9, 10, 11 or 14 of this Agreement shall survive any termination of Executive’s services hereunder or any termination of this Agreement.

19.    WAIVER.  Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

20.    MODIFICATION.  This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.

21.    NOTICE.  Any notice to either party hereunder shall be in writing  and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Company:

Health Care REIT, Inc.

4500 Dorr Street

Toledo, OH  43615

Attention:  General Counsel

                If to the Executive, at the address on file with the Company’s Human Resources               Department.

                The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

22.             ASSIGNMENT AND SUCCESSORS.   The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets or the business of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

23.    SEVERABILITY.  In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

24.    GOVERNING LAW.  This Agreement will be construed, interpreted, governed and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first written above.

HEALTH CARE REIT, INC.                                          EXECUTIVE

By: /s/ Jeffrey H. Miller                                                      /s/ George L. Chapman

Name:    Jeffrey H. Miller                                                   George L. Chapman

Title:       Executive Vice President – Operations and

General Counsel

Date: April 13, 2014                                                           Date: April 13, 2014

ATTACHMENT A

RELEASE OF CLAIMS AGREEMENT

UPON RETIREMENT DATE

I entered into a Retirement and Consulting Agreement with Health Care REIT, Inc. (together with its subsidiaries, merged entities and affiliates, and its and their respective predecessor and successor entities, “the Company”) dated April 13, 2014 (the “Retirement Agreement”).

I hereby acknowledge that:

1.             A blank copy of this Release of Claims Agreement (“Release Agreement”) was attached as Attachment A to the Retirement Agreement when it was given to me for review.  I have had more time to consider signing this Release Agreement than the ample time I was given to consider signing the Retirement Agreement, and in any event more than 21 days have elapsed from the date that I received this Release Agreement.  I may revoke this Release Agreement within seven (7) days after I sign it in the manner set forth in paragraph 10 below.  I understand that I am giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, and as described in the Retirement Agreement.  Additionally, I understand that this Release Agreement is not enforceable until the revocation period has passed without revocation.  If this 7-day period expires without revocation, I understand that this Release Agreement will become final and effective on the eighth day following the date I sign this Release Agreement, which day will be the “Effective Date” of this Release Agreement.  I was advised to discuss the Retirement Agreement, including this Release Agreement, with an attorney before executing either document.

2.             I am not permitted to sign this Release Agreement until after my Retirement Date.

                3.             The benefits payable under Sections 3 and 5 of the Retirement Agreement are only payable to me if I sign this Release Agreement and do not revoke it within seven (7) days after I sign it and it becomes effective and irrevocable no later than July 28, 2014.

                4.             My employment actually terminated before I signed this Release Agreement and, in exchange for receiving benefits payable under Sections 3 and 5 of the Retirement Agreement, I hereby agree that this Release Agreement will be a part of my Retirement Agreement and that my Retirement Agreement, including without limitation, the release of claims set forth in Section 9 of the Retirement Agreement will be construed and applied as if I signed it on the day I signed this Release Agreement.  This extends my commitments, covenants and other obligations under the Retirement Agreement and the release of claims under the Retirement Agreement to any claims that arose during the remainder of my employment through my Retirement Date.

                5.             I agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, I ever had, now have, or may ever have against the Company up to and including the day on which I sign this Release Agreement.  Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of my employment with or by the Company or the termination or resignation of my employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after I sign this Release Agreement; claims for indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to my liability as an employee, director or officer of the Company; my right to exercise any and all Company stock options held by me that are exercisable as of my Retirement Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or my right to enforce the terms of the Retirement Agreement.  Additionally, nothing in this Agreement waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in this Release Agreement).

6.             I have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in my possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information that I  obtained in conjunction with my employment with the Company, as well as all other Company-owned property.  I took all reasonable steps to protect the confidentiality of such Company information during my employment and have not kept any copies or excerpts of any of the above items.

7.             I hereby resign any and all positions that I hold with the Company, including without limitation, as an officer and/or director of the Company and from each of its direct and indirect subsidiaries and/or affiliates to the extent that such relationship remains in effect on this date.

8.             I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release Agreement.

9.             I agree that except with respect to any payments and benefits that I remain entitled to receive under my Retirement Agreement with the Company, I have received all other compensation, benefits, bonuses, severance, leave and notice that I am otherwise entitled to receive from the Company.

10.          I understand that I may revoke this Release Agreement by sending a written statement of revocation delivered by certified mail to Health Care REIT, Inc., Attn:  General Counsel, 4500 Dorr Street, Toledo, OH  43615.  I understand that the revocation must be received no later than the seventh (7th) day following my execution of this Release Agreement.

By signing this Release Agreement, I acknowledge that:  I have had the opportunity to review the Retirement Agreement and this Release Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Release Agreement I am releasing the Company of all claims against it; I have read both the Retirement Agreement and Release Agreement and understand their terms; I have been given a reasonable period of time to consider the terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Release Agreement.

AGREED AND ACCEPTED:

Dated: __________________________.

GEORGE L. CHAPMAN

________________________________

Sign Name

 ATTACHMENT B

LIFE, HEALTH AND DISABILITY PROGRAMS

Benefit – Insurance carrier as of date of Agreement	Level of Coverage	Coverage after Retirement Date
Medical – Anthem Group Benefits	Health 2 buy-up Family coverage	Participant will continue to participant in the Company’s plan.
Dental – Metlife	Family coverage	Participant will continue to participant in the Company’s plan.
Vision – VSP Group Benefits	Family coverage	Participant will continue to participate in the Company’s plan.
Short-term disability – Metlife	66 2/3% of weekly income to maximum of $2,000 for 26 weeks.	Level of coverage will continue.
Long-term disability –Metlife	60% of monthly income to maximum of $15,000	Level of coverage will continue.
High limit disability – Petersen International Underwriters	$98,500 per month	Level of coverage will continue.
Supplemental disability – UNUM

 Base Amount: 50% of monthly income to maximum of $6,953 for a 24 month benefit period after age 65.

Disability Plus Rider:  50% of montly income to maximum of $8,000 per month for a 24 month benefit period after age 65 if loss of 2 or more activities of daily living or suffers deterioration or loss of intellectual capacity.

Company to reimburse Executive for premiums.
Life and AD&D – Anthem	$15,000 for each of Life and AD&D	Level of coverage will continue.
Supplemental AD&D – Metlife	$600,000	Level of coverage will continue.
Supplemental Life – Lincoln	$6,000,000	Level of coverage will continue.
Supplemental Life – Prudential	$500,000. Universal life – no lapse to age 120	Company to reimburse Executive for premiums.

ATTACHMENT C

EXISTING EQUITY

OUTSTANDING AWARDS WITH TIME-BASED VESTING

1)  Restricted Stock

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
January 28, 2010	51,729	10,345
January 27, 2011	46,712	18,684
January 26, 2012	50,735	30,441
February 7, 2013	91,291	73,032
February 6, 2014	31,290	23,467
TOTAL		155,969

2)  Deferred Stock Units

Date of Agreement	Initial Award	Unvested Shares as of Date of Agreement to be fully vested
January 26, 2012	53,329	39,246

 3)  Stock Options

Date of Agreement	Initial Grant	Exercise Price	Maximum Expiration Date	Unvested Options as of Date of Agreement to be fully vested
January 29, 2009	84,820	$37.00	01/29/19	0
January 28, 2010	95,453	$43.29	01/28/20	19,090
January 27, 2011	79,751	$49.17	01/27/21	31,900
January 26, 2012	87,268	$57.53	01/26/22	52,360
TOTAL				103,350

OUTSTANDING AWARDS WITH PERFORMANCE-BASED VESTING

Award granted under the Health Care REIT, Inc. 2013-2015 Long-Term Incentive Program, granted February 7, 2013

ATTACHMENT D

RELEASE OF CLAIMS AGREEMENT

UPON TERMINATION OF CONSULTING PERIOD

I entered into a Retirement and Consulting Agreement with Health Care REIT, Inc. (together with its subsidiaries, merged entities and affiliates, and its and their respective predecessor and successor entities, “the Company”) dated April 13, 2014 (the “Retirement Agreement”).

I hereby acknowledge that:

1.             A blank copy of this Release of Claims Agreement (“Release Agreement”) was attached as Attachment D to the Retirement Agreement when it was given to me for review.  I have had more time to consider signing this Release Agreement than the ample time I was given to consider signing the Retirement Agreement and the Release of Claims Agreement attached as Attachment A thereto (the “Separation Release”), and in any event more than 21 days have elapsed from the date that I received this Release Agreement.  I may revoke this Release Agreement within seven (7) days after I sign it in the manner set forth in paragraph 9 below.  I understand that I am giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, and as described in the Separation Release.  Additionally, I understand that this Release Agreement is not enforceable until the revocation period has passed without revocation.  If this 7-day period expires without revocation, I understand that this Release Agreement will become final and effective on the eighth day following the date I sign this Release Agreement, which day will be the “Effective Date” of this Release Agreement.  I was advised to discuss the Retirement Agreement, the Separation Release and this Release Agreement with an attorney before executing any of those documents.

2.             I am not permitted to sign this Release Agreement until after the end of the Consulting Period (as defined in the Retirement Agreement).

                3.             The benefits payable under Section 7 of the Retirement Agreement are only payable to me if I sign this Release Agreement and it becomes effective and irrevocable prior to the twenty-eighth (28th) day following the end of the Consulting Period (as defined in the Retirement Agreement) or such later period as may be required by law in order to make this Release Agreement fully effective.

                4.             My employment and consulting services actually terminated before I signed this Release Agreement and, in exchange for receiving benefits payable under Section 7 of the Retirement Agreement, I hereby agree that this Release Agreement will be a part of my Retirement Agreement and that my Retirement Agreement, including without limitation, the release of claims set forth in Section 9 of the Retirement Agreement and in the Separation Release, will be construed and applied as if I signed each on the day I signed this Release Agreement.  This extends my commitments, covenants and other obligations under the Retirement Agreement, the release of claims under the Retirement Agreement, and the release of claims in the Separation Release that arose following the end of my employment through the end of the Consulting Period.

                5.             I agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorney’s fees and costs), damages and claims in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, I ever had, now have, or may ever have against the Company up to and including the day on which I sign this Release Agreement.  Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, (a) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of my employment with or by the Company or the termination or resignation of my employment with the Company or any association or transaction with or by the Company; (b) all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (c) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (d) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (e) all claims under the National Labor Relations Act, as amended; (f) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (g) all claims under the Employee Retirement Income Security Act

(except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (h) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (i) all claims of whistleblowing and retaliation under federal, state and local laws; (j) all claims under any principle of common law or sounding in tort or contract; (k) all claims concerning any right to reinstatement; and (l) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law.  Further, each of the persons and entities released herein is intended to and shall be a third-party beneficiary of this Agreement.  This release of claims does not affect or waive any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after I sign this Release Agreement; claims for indemnification or advancement of expenses under the bylaws of the Company or under any applicable directors and officers liability insurance policy with respect to my liability as an employee, director or officer of the Company; my right to exercise any and all Company stock options held by me that are exercisable as of the end of the Consulting Period during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted; or my right to enforce the terms of the Retirement Agreement.  Additionally, nothing in this Release Agreement waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in this Release Agreement).

6.             I have returned to the Company all hard and soft copies of records, lists, books, documents, materials, software, and files in my possession or control, whether recorded, written or computer readable, which contain or relate to Confidential Information or sensitive information that I  obtained in conjunction with my employment with the Company, as well as all other Company-owned property.  I took all reasonable steps to protect the confidentiality of such Company information during my employment and have not kept any copies or excerpts of any of the above items.

7.             I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release Agreement.

8.             I agree that except with respect to any payments and benefits that I remain entitled to receive under Section 7 of my Retirement Agreement with the Company, I have received all other compensation, benefits, bonuses, severance, leave and notice that I am otherwise entitled to receive from the Company.

9.             I understand that I may revoke this Release Agreement by sending a written statement of revocation delivered by certified mail to Health Care REIT, Inc., Attn:  General Counsel, 4500 Dorr Street, Toledo, OH  43615.  I understand that the revocation must be received no later than the seventh (7th) day following my execution of this Release Agreement.

By signing this Release Agreement, I acknowledge that:  I have had the opportunity to review the Retirement Agreement, the Separation Release, and this Release Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Release Agreement I am releasing the Company of all claims against it; I have read each of the Retirement Agreement, the Separation Agreement and this Release Agreement and understand their terms; I have been given a reasonable period of time to consider the terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Release Agreement.

AGREED AND ACCEPTED:

Dated:  _________________________.

GEORGE L. CHAPMAN

________________________________

Sign Name